UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2012

MOJO ORGANICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-148190	26-0884348
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification Number)

560 Lexington Ave., 16th Fl.

New York, NY 10022

(Address of principal executive offices, including zip code)

(212) 523-0322

(Registrant’s telephone number, including area code)

Copy to:

Gottbetter & Partners, LLP

488 Madison Ave., 12th Fl.

New York, NY 10022

Attn: Adam S. Gottbetter, Esq.

(Former name or former address, if changed since last report)

MOJO VENTURES, INC.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers

(d) On January 27, 2012, Jeffrey A. Devlin and J. Robert LeShufy were appointed as directors of Mojo Organics, Inc. (the “Company”) by unanimous written consent of the Company’s Board of Directors (the “Board”). Each of the directors is to fill one of the existing vacancies on the Board and to serve until the next annual meeting of shareholders or until his successor is duly elected and qualified.

Jeffrey Devlin has over 25 years of advertising and business development experience. He held various executive and creative positions over the course of his advertising career, including serving as Vice President of New Business Development for Doner Advertising. He also previously served as a Senior Vice President at Lintas Worldwide Advertising, as the head of television accounts. His honors include 17 CLIO Awards; 16 Andy Awards for advertising excellence; 21 Telly Awards for outstanding commercials; four Effie Media Awards; and a Gold Camera from the U.S. International Film Festival.

J. Robert LeShufy has been involved in a wide range of ventures as entrepreneur for over 40 years. In the 1970s he created The Collectors' Guild Ltd. and Consolidated Fine Arts. In the late 1980's, he joined the board of IMT Inc. in Washington D.C, a company which evaluated aspects of naval research. In the 1990s, he formed a joint-venture with certain Russian companies in the Siberian oil fields. Subsequently, J. R. LeShufy formed a joint venture Panax Pharmaceuticals with the Komarov Institute. He took the company public under the new name Inkine Pharmaceutical. In 2004, LeShufy was one of the founders of Glyconix Corp., a company specializing in sugar chemistry to improve the efficacy of small molecule drugs. In 2010, he became a Senior Advisor to The Broadsmoore Group, a merchant bank involved in financing innovative start-up enterprises.

Item 7.01	Regulation FD Disclosure

Attached hereto as Exhibit 99.1 is a press releases we issued on December 6, 2011 relating to our appointment of Jeffrey A. Devlin to our Board.

Item 9.01`	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
99.1	Press Release dated December 6, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mojo Organics, Inc.

Date: February 1, 2012	By:	/s/ Glenn Simpson
	Name:	Glenn Simpson
	Title:	Chief Executive Officer